UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2009, YRC Worldwide Inc. (the “Company”) announced that it successfully concluded an amendment to its Credit Agreement (as defined below) and to its ABS Facility (as defined below). A copy of the news release announcing the amendments is attached hereto as Exhibit 99.1.

Credit Agreement Amendment

On October 9, 2009, the Company and certain of its subsidiaries entered into Amendment No. 11 to the Credit Agreement (the “Credit Agreement Amendment”), which amends the Credit Agreement, dated as of August 17, 2007 (as amended prior to the date hereof, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other lenders that are parties thereto. The Credit Agreement continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million.

Financial Covenants

The Credit Agreement Amendment suspends the requirement that the Company maintain liquidity equal to or greater than $100 million at all times until October 30, 2009.

Revolver Reserve

The Credit Agreement Amendment extends the date upon which the revolving commitments would be permanently reduced by an amount equal to the then current revolver reserve amount to 12:00 a.m., October 30, 2009. The Credit Agreement Amendment also extends to October 29, 2009 the date through which the net cash proceeds received by the Company from certain real estate asset sales will be applied to prepay the outstanding revolving loans, and 50% of such prepayment amount will increase the revolver reserve amount.

The Credit Agreement Amendment provides the Company access to up to $50 million of the revolver reserve amount (“Permitted Interim Loans”) through October 29, 2009 for specified operating needs without the approval of lenders.

Prepayments and Borrowings

If the Company and its domestic subsidiaries (other than Yellow Roadway Receivables Funding Corporation), collectively, have more than $125 million ($100 million if the Company has outstanding Permitted Interim Loans) in unrestricted Permitted Investments (as defined in the Credit Agreement) as of any business day and the two previous business days (the “Allowable Unrestricted Cash”), then the Company must prepay the outstanding revolving loans under the Credit Agreement in an amount equal to such excess (without a corresponding permanent reduction of the revolving commitments) the next business day. In addition, the Company may only borrow funds or request the issuance of letters of credit under the Credit Agreement to the extent that the Allowable Unrestricted Cash is less than $100 million.

Events of Default

The Credit Agreement Amendment modifies the events of default in the Credit Agreement related to certain operating leases to reduce the event of default threshold from $20 million to $5 million. An event of default under the Credit Agreement will occur if (i) fees or other amounts (“Fees”) in excess of $5 million are paid to satisfy obligations, or to pay creditors who have exercised (or threatened to exercise) remedies, in each case, under the operating leases due to a default, event of default or acceleration thereunder or (ii) if an acceleration of obligations in excess of $5 million (including any Fees) under the operating leases occurs and remains uncured.

ABS Facility Amendment

On October 9, 2009, the Company, as Performance Guarantor, and the parties to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among Yellow Roadway Receivables Funding Corporation, as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent (which, together with the Wachovia Agent, the Three Pillars Agent and the Amsterdam Agent, are referred to as the “Co-Agents”) and Administrative Agent entered into an amendment to the ABS Facility (the “ABS Amendment”). The ABS Amendment suspends the requirement that the Company maintain liquidity equal to or greater than $100 million at all times until October 30, 2009.

In addition, the Co-Agents suspended the due date until October 30, 2009 of the $10.0 million fee that was due on October 13, 2009. This fee will be payable to the Co-Agents under the ABS Facility if the ABS Facility has not been terminated by October 30, 2009 and the Company does not have a corporate credit rating of B/B2 or better from Standard & Poor’s and Moody’s Investors Service, Inc., respectively, by such date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	News Release dated October 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: October 16, 2009	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated October 12, 2009.

4